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                                                                    EXHIBIT 99.1

                         [XPLOR CORPORATION LETTERHEAD]

                                  NEWS RELEASE
                 XPLOR TO EXPAND ASSETS AND DRILLING ACTIVITIES
                      GENE AMES TO BECOME CHAIRMAN AND CEO

HOUSTON, TEXAS, MAY 5, 1997 ... XPLOR CORPORATION
Announced today that it signed a definite agreement to acquire substantially all of the assets and liabilities of Venus Exploration, Inc., and a group of producing oil and gas properties from Lomak Petroleum, Inc. Venus is a private exploration and production company based in San Antonio, Texas. Lomak is an independent oil and gas company whose shares are listed on the New York Stock Exchange under the symbol "LOM".

The agreement calls for Xplor to issue 5,626,473 shares of its common stock to the stockholders of Venus, and 2,037,171 shares to Lomak. Xplor will also issue warrants to acquire 272,353 additional shares of its common stock to both Venus and Lomak. Upon completion of the transactions, the current stockholders of Xplor will own 20% of the shares of Xplor, the stockholders of Venus will own 58%, and Lomak will own 33%. Upon closing, Xplor's estimated provided oil and gas reserves will increase from 2.7 Bcfe at year end 1996 to approximately
12.0 Bcfe. Additionally, pro forma at March 31, 1997, the Company will have over $2.5 million in cash, net of long-term debt, and a significant inventory of development and exploratory projects.

Upon completion of the transactions, Eugene L. Ames will assume the offices of Chairman and CEO of Xplor. Mr. Ames is currently Chairman and CEO of Venus, and has headed Venus and its predecessor companies for over 35 years. In 1992 and 1993, Mr. Ames served as Chairman of the Independent Petroleum Association of America. John Y. Ames, President of Venus, will be Xplor's President, and James E. Gayle, currently CEO of Xplor, will become Executive Vice President. After the closing, the Xplor board of directors will include Gene and John Ames and five outside directors. Outside directors will include current Venus directors Jere W. McKenny, former President and director of Kerr-McGee Corp., and James W. Gorman, President of Cockfield Exploration, a privately held exploration company, as well as John H. Pinkerton, Lomak's President and CEO, and two current Xplor directors, Martian A. Bell and J. Morton Davis.

The Venus assets being acquired by Xplor include exploitation projects in 11 fields in Texas, Oklahoma and Kansas, and a portfolio of active exploration projects in the Expanded Yegua Trend on the Texas Gulf Coast, and the Permian Basin of West Texas. Including five Venus wells drills so far this year, Xplor could participate in the drilling of as many as 25 development and exploration wells in 1997. Xplor will focus on a strategy of growth through development and exploratory drilling.

Completion of transactions, anticipated to occur before the end of the month, is subject to several closing conditions as well as approval by the stockholders of Venus. Xplor Corporation's shares are traded on the NASDAQ SmallCap Market under the symbol "XPLR".

Contact: James E. Gayle, Chairman, President and CEO
         Xplor Corporation (281) 875-2780




      16800 Greenspoint Park Drive, Suite 300 South, Houston, Texas 77060